Exhibit 10.1

Steven Kemper, CPA, MBA CFO/Treasurer

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

Direct: 858.450.4222

Fax: 858.200.3877

www.dermtech.com

August 12, 2019

Kevin Sun

RE:	OFFER OF EMPLOYMENT

Dear Kevin,

DermTech (the “Company”) is pleased to offer you employment as Vice President of Finance. You will report directly to John Dobak, CEO at our facilities in San Diego, CA, subject to necessary business travel. The Company may change your position and duties as it deems necessary.

Your initial annual salary will be $300,000 (your “Base Salary”), less payroll deductions and all required withholdings. You will be paid semi-monthly and upon acceptance of this offer of employment, you will be eligible to be included in our medical/dental/vision coverage through Anthem (medical) and MetLife (dental and vision). These benefits are currently paid 90% by the Company for employees and 50% of the cost for dependent coverage, but is subject to change in the future. Depending on your elections, DermTech will pay all or a portion your benefits. DermTech also offers a 401(k) plan; the company does not match at this time.

The Company has agreed to grant you equity in the form(s) of an incentive stock option and/or restricted stock units (such stock option and/or restricted stock units together, the “Equity Award”), which will be provided to you following and subject to (i) the closing of the Company’s proposed business combination with Constellation Alpha Capital Corp. and (ii) approval by the Company’s board of directors, assuming your employment has commenced as of such time. The Equity Award will represent a number of shares of the Company’s common stock equal to 1% of the Company’s fully diluted capitalization as of the date of grant, and it will include vesting terms similar to the vesting terms set forth in equity awards previously granted to Company officers.

In addition, you will be eligible for a 20% bonus of your Base Salary that would be based upon corporate and individual goals that will be determined at a later date by the CEO and Board of Directors. You will also be eligible for 18 days Paid-time-off (PTO) each year, with a proportionate amount to accrue each pay period. In addition, you will be eligible for 5 additional paid time off compensation days that will not be part of your annual allowance. This is a full-time position and you will be expected to devote 100% of your working time to DermTech.

You will be required to complete our standard Employee Nondisclosure, Confidentiality and Invention Assignment Agreement that will be sent to you shortly. This offer is contingent upon successful completion of a background and reference check. Your employment is at-will meaning either you or the company can terminate the employment at any time without notice.

Termination other than for cause, death or disability:

If the Company (or any parent or subsidiary or successor of the Company) terminates your employment with the Company other than for cause, death or disability then you will be entitled to receive 1) a lump sum payment of severance equal to six months of your then in effect base salary, less applicable withholdings, 2) payment by DermTech of the premiums required to continue group health care coverage for a period of six months following termination, provided that you remain eligible for Consolidated Omnibus Budget Reconciliation Act, or COBRA, benefits, and 3) six months additional vesting of any remaining unvested equity awards upon termination.

If you are terminated other than for cause, death or disability, or you resign for Good Reason, during a period beginning three months prior to and ending 18 months following a change in control (as defined in DermTech, Inc. Amended and Restated 2010 Stock Plan), or within 18 months following a change in DermTech’s CEO, you will also be entitled to receive immediate accelerated vesting of 100% of any remaining unvested equity awards upon termination, in addition to the severance benefits disclosed above related to termination other than for cause, death or disability.

Good Reason means the occurrence of any of the following events or conditions, without your express written consent:

i.	A material reduction in your base salary or bonus potential;
ii.

A material reduction in your duties, responsibilities or authority, including, without limitation, changes in your reporting structure resulting from a change in control transaction or a change in DermTech’s CEO;

iii.	A change in geographic location at which you must perform services that results in an increase in the one-way commute of you by more than 50 miles; or
iv.	A successor of the Company does not assume this agreement.

You must provide notice to the Company of the condition giving rise to “Good Reason” within one hundred and twenty (120) days of your knowledge of the existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition.

For purposes of this agreement, the acquisition of DermTech by Constellation Alpha Capital Corp which is expected to close on August 29, 2019 is not an applicable change in control.

Termination for cause, death or disability:

If your employment with the Company (or any parent or subsidiary or successor of the Company) is terminated voluntarily by you, for cause by the Company or due to your death or disability, then: (i) all vesting will terminate immediately upon termination with respect to your outstanding equity awards and (ii) all payments of compensation by the Company to you will terminate immediately upon termination (except as to amounts already earned).

We would like your start date to be Thursday, August 22, 2019. Please sign your acceptance below and we look forward to working with you!

Sincerely

/s/ John Dobak

John Dobak, CEO

Offer Accepted:

Sign: /s/ Kevin Sun
Print Name: Kevin Sun
Date: August 14, 2019